FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

Event Date/Time: Nov. 10. 2006 / 11:00AM ET

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Final Transcript

Nov. 10. 2006 / 11:00AM ET, AFFM — Q3 2006 Affirmative Insurance Holdings Inc. Earnings Conference Call
CORPORATE PARTICIPANTS
Mark Pape
Affirmative Insurance — CFO & EVP
Kevin Callahan
Affirmative Insurance — CEO & Chairman
Sean McPadden
Affirmative Insurance — EVP & President of Underwriting Div.
CONFERENCE CALL PARTICIPANTS
Jonathon Graffey
Piper Jaffray — Analyst
Ron Bobman
Capital Returns — Analyst
PRESENTATION
Operator
      Good day, ladies and gentlemen, and welcome to the Third Quarter 2006 Affirmative Insurance Holdings Earnings Conference Call. My name is Jean and I’ll be your conference coordinator today. (Operator Instructions.) At this time, I will turn the call over to your host, Mr. Mark Pape, Chief Financial Officer. Sir, please proceed.
Mark Pape — Affirmative Insurance — CFO & EVP
      Thank you, Jean. Good morning, and welcome to the 2006 Third Quarter Earnings Conference Call for Affirmative Insurance Holdings. I’m Mark Pape, Chief Financial Officer and Executive Vice President. On the call today with me are Kevin Callahan, CEO and Chairman, and Sean McPadden, Executive Vice President and President of our insurance companies. In the next few minutes, we’ll give you an overview of our 2006 third quarter results. Following our remarks, we’ll have time to answer your questions.
First, some housekeeping before we begin. Please be aware that this conference call is being recorded, and all participants on the audio bridge are in a listen-only mode. During this conference call, we may make forward-looking statements regarding assumed future results of Affirmative’s business, financial condition, and the results of operation. These statements may refer to a future period or include such terms as anticipate, estimate, expect, believe, may, or should.
In connection with Safe Harbor provisions, the Company cautions you that forward-looking statements are subject to risks, uncertainties and assumptions, and actual results could differ materially from those that are indicated in our forward-looking statements. For a discussion of the factors, please refer to our periodic reports and documents filed with the Securities and Exchange Commission.
We have filed our quarterly report on the Form 10-Q for the third quarter of 2006 with the SEC, and issued a news release announcing the quarter’s results. If you have not yet received a copy of the news release or reviewed the Form 10-Q, you may find both versions on the Investor Relations portion of our website, www.affirmativeholdings.com, or on the web in the SEC’s EDGAR database. I’ll keep my comments concerning the quarter’s results fairly brief, since the complete Management Discussion is already included in the previously disclosed Form 10-Q.
We continue to experience the effects of a soft market for non-standard auto insurance. Sean and Kevin will have some comments about those in a few minutes. As compared to the third quarter of 2005, total revenues for the third quarter of 2006 were down 10.4%, net premiums earned were down 7.3%, and net income per share was down 13.2%. The consolidated loss and loss adjustment expense ratio increased to 64.1% from 63.8% in the second quarter of this year last quarter, and from 61.1% in the prior year’s third quarter.

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Final Transcript

Nov. 10. 2006 / 11:00AM ET, AFFM — Q3 2006 Affirmative Insurance Holdings Inc. Earnings Conference Call
Although this aggregate loss ratio is worse than the prior year’s comparable quarter, you need to consider the effect of development on prior period reserves when evaluating the current period’s loss ratio. Specifically, our third quarter loss ratio includes the impact of favorable development this year that was significantly less than we reported in last year’s third quarter. Specifically, we had only 2.9 million in favorable loss development in the third quarter of 2006, as compared to 6.7 million in the third quarter of 2005. The larger favorable development in 2005 was related in part to the innovation we completed in that quarter, as disclosed in our previous SEC filing.
Excluding the effect of that prior period unfavorable—that prior period favorable development, our loss and loss adjustment expense ratio was much more consistent on a year-over-year basis at 68.2% this quarter, as compared to 69.6% last year. This is actually a modest improvement.
Our SG&A costs decreased 17.8% from the prior year’s third quarter, largely due to the cost reduction measures that we announced and began implementing back in the first quarter of this year. Our selling, general, and administrative expenses represented only 45.9% of earned premiums in the third quarter, down from 51.7% last year. We anticipate continued benefits from this cost reduction program in the fourth quarter.
Our expense ratio remained basically stable at 27.3%, as compared to 27.5% last year, despite the significant decrease in the commission income and fees. As you know, in computing the expense ratio, commission income and fees are treated as an offset to the operating costs. At 94.1%, our combined ratio is relatively unchanged from the 91.9% we reported last quarter, and up slightly, as compared to the 88.5% in last year’s third quarter.
Overall, commission income and fees dropped 27% to 14.4 million from 19.7 million, a decline of 5.3 million. There are several reasons for this. First, the decline in income on non-retained business represented 4.3 million of the overall 5.3 million decline. This is a result of the increased retention of our business by our insurance companies. This type of fee income will not return until we begin to [cede] more of our premiums to reinsurers. In the meantime, this reduced fee income has been traded off for earned premiums and the resulting insurance margin from the business now being retained.
Secondly, commission income and fees are correlated with the overall level of earned premiums or business written, so the recent decline in our production in new business in both current and previous quarters negatively impacts the level of commission income and fees. This affects virtually every type of commission and fee income that we recognize.
And thirdly, agency fees that we have historically earned on both affiliated and non-affiliated business dropped about 1.1 million in the third quarter, largely as a result of our renewed retail strategy that included reducing or eliminating such fees. We will continue to evaluate the effect of this policy on our level of sales and we anticipate reproducing—or reintroducing fees in some markets on some products. Kevin and Sean will have some additional comments about the third quarter operating results in just a few minutes, as well as some thoughts about our future expectations.
Turning from the third quarter results to information about the future, we have recently made several announcements that will have an impact on results for our fourth quarter and for future periods. On October 20, we announced we had entered into a master services agreement with Accenture, LLP, whereby we would outsource substantially all of our IT operations to Accenture, including our data center, field support, and application management. We believe that over time this arrangement will create a stronger technology platform to support our business by consolidating our data centers into one professionally managed location, and thereby improving our overall IT infrastructure.
The fees for Accenture’s services included a fixed component and a smaller variable component. The fixed component is expected at its maximum amount to reach approximately $12 million per year, and ultimately decrease to 4.5 million per year by 2016.
The variable component will be charged on an hourly basis, depending on skill level and location of the resource. Fees are subject to adjustment for discounts based on usage in periods, the cost of living increases, currency fluctuations for offshore resources, and for service level [failures-audio glitch] or improvements that are customary in the IT outsourcing industry.
Currently, the entire cost of our IT operations are borne by Affirmative through our internal staffing and contractors. We are looking forward to the full implementation of this arrangement [indiscernible-audio glitch] greater stability for our systems, significantly reduce risk related to maintaining data centers, and greatly enhance user experience for our customers and employees. Moreover, within a few quarters it will be less expensive than managing our own IT department would have been.
However, the initial costs of implementing this arrangement are significantly higher than our cost of IT would normally be, particularly here in the fourth quarter when we will have both our usual cost, as well as the cost associated with the implementation of the arrangement. It is early yet in this quarter, but currently we believe that this extra cost will be about $0.16 to $0.20 per share in the fourth quarter.

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Final Transcript

Nov. 10. 2006 / 11:00AM ET, AFFM — Q3 2006 Affirmative Insurance Holdings Inc. Earnings Conference Call
On October 10, we announced we have strengthened our Management Team. We are very enthusiastic about the value these individuals bring to us and the strength they will add to the Management Team. But as you would expect, the new officers receive stock option grants and/or restricted stock grants as part of their compensation packages to entice them to join us. This will have the effect of increasing our expense for stock-based compensation under SFAS-123R.
As you know, this is a complicated accounting rule, and while we have not yet completed our analysis of the incremental expense, we believe that it could be in the range of $0.01 or so per share per quarter. Moreover, we will have a one-time cost of approximately $0.03 per share in the fourth quarter related to the severance costs incurred in connection with the departure of a former officer.
Clearly, this is not intended to be a complete list of the items to consider in thinking about our prospective fourth quarter results, but just some additional information to help you evaluate the announcements we have made, the impact of the announcements we’ve made, since the end of the third quarter.
On a more exciting note, although it does note affect the fourth quarter, we want to remind you that on October 17 we announced the acquisition of USAgencies, the leading non-standard personal auto insurance distributor in Louisiana. Kevin will have some updated information for you on the status of that acquisition.
We appreciate your interest in Affirmative. I look forward to your questions after we conclude our remarks. And I will now turn this over to Kevin for the CEO’s comments.
      Kevin Callahan — Affirmative Insurance — CEO & Chairman
      Thank you, Mark. We’ve had a busy period over the past several months and have begun to see the positive impact of actions that we took back in the second quarter. About 65 to 70% of the expense reduction actions that were enacted have actually flowed through to our earnings during the quarter. I expect that they will be virtually 100% in our run rate earnings during the fourth quarter.
In addition, our major retail brands have seen unit sales increase from 25% to more than 50%. And we believe this is a result of a combination of factors, including lower agency fees, a strategy of selling more third party products when appropriate, and increased and more effective advertising. As we have discussed in the past, although this sales growth is economically valuable for the organization, it takes a full year for the economic benefit to appear in our financial results.
As most of you know, the Board has asked me to become the permanent CEO, and I was delighted and enthusiastic about accepting the position. We have gathered an Executive Team that the Board and I feel confident will deliver significant value to our shareholders over time. I will be happy to discuss our team during the question period if appropriate, but did want to announce that we have added an additional new executive, called [Bob Bondy], in a newly created position called Chief Operations Officer. Bob will be joining us from AON, where he has run their client service centers for the past seven years.
We also announced the strategic partnership with Accenture with regard to our IT operations. The integration and stability of these systems is critical to our future success. Given our historic struggles with IT, this partnership provides our business with significant certainty surrounding the improvement of our existing platforms.
And finally, as Mark mentioned, we announced the definitive agreement to acquire USAgencies, a non-standard auto insurer headquartered in Baton Rouge, Louisiana. USAgencies is a strong company that sells it auto policies through owned retail stores in Louisiana, Alabama, and Illinois. In 2005, approximately 90% of the USAgencies business was written in Louisiana. Louisiana is the 12th largest market for non-standard auto insurance in the U.S. We believe that the company has a market share that exceeds 20% in the non-standard auto sector, and that they are the fifth largest auto insurance of any kind in Louisiana.
In 2005, a year that was significantly negatively impacted by Hurricane Katrina, USAgencies reported pre-tax income of almost $26 million. They are well capitalized, and currently reinsure 70% of their written premium.
Some of their business in Illinois overlaps in the Chicago region with our business, and we will be targeting synergies between the 30 USAgencies retail stores and the 82 InsureOne stores owned by Affirmative in that market. In any case, expanding our market position in Illinois

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Final Transcript

Nov. 10. 2006 / 11:00AM ET, AFFM — Q3 2006 Affirmative Insurance Holdings Inc. Earnings Conference Call
is a strategically favorable result. A hearing has been scheduled in Louisiana in mid-December to seek regulatory approval. We expect that to go well, and are hoping to be in a position to close this transaction in January 2007.
We appreciate your interest in Affirmative. And I’ll now turn it over to Sean McPadden to talk about our insurance operation.
      Sean McPadden — Affirmative Insurance — EVP & President of Underwriting Div.
      Thank you, Kevin, and good morning. I’ll begin with some general comments surrounding the underwriting performance of our various programs. We continue once again to be satisfied with the loss ratio results that we have experienced thus far in 2006. The loss trends we are experiencing remain below the normal historical levels on a seasonality adjusted basis, driven by both moderating frequency and severity.
The margins on the underlying business as being produced—being produced remain at acceptable levels. And as Mark commented, our reported calendar year loss ratio benefited in the quarter as a result of 4.1 points of favorable loss reserve release from prior periods. All of this favorable development was related to business managed within our affiliated underwriting agency group.
Our current period, i.e., accident year loss ratio, improved by 1.4 points in the quarter compared to prior year. This resulted from changes in the mix of business by state, and is not an indication that we are projecting our overall loss ratios and results are improving in the aggregate.
As mentioned in earlier calls, we normalized our expense structure and worked to significantly improve operating efficiencies in our underwriting and claims operations during the first half of 2006. This consolidation of responsibility should enable us to maintain tight controls on quality and service levels while reducing the cost of our operations. These changes have allowed us to align our expense structure with our revenues during the latter half of 2006.
While we are pleased with our progress, we are focused on achieving additional savings and improvements related to both technology consolidation and technology enhancements, which would serve to further improve the efficiencies of our operations while also improving our ability to distribute our product to all our independent agencies.
The market we operate in continues to be marked by varying levels of competition, which presents a challenge as we develop and manage our products in each state. We continue to make progress with our independent agencies as we focus on expanding our products through additional segmentation or new product offerings for this distribution channel. There was a clear urgency within the organization to broaden and improve our product offerings distributed through our retail stores as we compete for their business with unaffiliated insurers and MGAs.
While the profitability of this business remains attractive, we have seen a decrease in business produced through this distribution channel with our insurance company during the second half of 2006. We work—we are continuing to work on streamlining and standardizing our product offerings that we offer through this distribution network.
This concludes our formal remarks. And at this time, we’d like to open up the call for questions.
      QUESTION AND ANSWER
Operator
      (Operator Instructions.) We have a question from [Jonathon Graffey] of Piper Jaffray. Please proceed. And, sir, your line may be on mute.
      Jonathon Graffey — Piper Jaffray — Analyst
      Good morning.
      Kevin Callahan — Affirmative Insurance — CEO & Chairman

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Final Transcript

Nov. 10. 2006 / 11:00AM ET, AFFM — Q3 2006 Affirmative Insurance Holdings Inc. Earnings Conference Call
      Hi, Jonathon.
      Jonathon Graffey — Piper Jaffray — Analyst
      A question regarding the Accenture deal. You said the initial startup costs are going to be greater, obviously. But over the long run, you’re going to experience some cost savings. Do you know when you might—when you’ll start experiencing these and to what degree?
      Mark Pape — Affirmative Insurance — CFO & EVP
      This is Mark. I think that the fourth quarter, obviously, is kind of a double-up is what I was trying to convey. Beginning next year, it will be kind of down to a single-up, which will be higher than our normal run rate. After several quarters — I think we’re talking towards the end of next year — it will actually begin to decline to where it’s a lesser run rate than we would have otherwise experienced had we managed our own business. So the timeframe for seeing savings is within the foreseeable future, but it’s not right around the corner.
      Jonathon Graffey — Piper Jaffray — Analyst
      It will be more in 2008?
      Mark Pape — Affirmative Insurance — CFO & EVP
      Yes. Beginning in 2008, you should begin to see some significant benefits.
      Jonathon Graffey — Piper Jaffray — Analyst
      Okay. Thank you. And can you guys break out the premium production between owned and non-owned?
      Mark Pape — Affirmative Insurance — CFO & EVP
      Yes. Actually, we have that in the 10-Q. We’ve got that on page—let me just flip to it there. The—for the three months, we had about 60 million in production through our affiliated entities, and about 8.6 million through the unaffiliated. So that’s—again, the unaffiliated is a shrinking portion of our overall.
      Jonathon Graffey — Piper Jaffray — Analyst
      Okay. Are you guys not putting out a financial supplement this quarter?
      Mark Pape — Affirmative Insurance — CFO & EVP
      Yes. It’s on the website.
      Jonathon Graffey — Piper Jaffray — Analyst
      And it’s—okay. I haven’t seen it yet. Okay. That’s all I have. Thank you.
Operator
      At this time, I’m showing no questions. I’ll turn the call back over to—I’m sorry. We do have a question from Ron Bobman of Capital Returns.

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Final Transcript

Nov. 10. 2006 / 11:00AM ET, AFFM — Q3 2006 Affirmative Insurance Holdings Inc. Earnings Conference Call
      Ron Bobman — Capital Returns — Analyst
      Hi. I’ve got a quick question. I was wondering—good morning, by the way. I was wondering—the relevant size of the IT budget that the Accenture contract sort of speaks to. What is your spend for that expense bucket presently?
      Mark Pape — Affirmative Insurance — CFO & EVP
      Are you talking like an overall annual IT budget?
      Ron Bobman — Capital Returns — Analyst
      yes.
      Mark Pape — Affirmative Insurance — CFO & EVP
      I think we’re looking—generally speaking, historically, we’re looking on the order of about 12 to 14 a million all in.
      Ron Bobman — Capital Returns — Analyst
      Okay.
      Mark Pape — Affirmative Insurance — CFO & EVP
      And now, again, that doesn’t all necessarily flow through to earnings. That’s a kind of cash budget. Obviously, some of that—.
      Ron Bobman — Capital Returns — Analyst
      —CapEx or something?
      Mark Pape — Affirmative Insurance — CFO & EVP
      Yes, right.
      Ron Bobman — Capital Returns — Analyst
      Okay.
      Mark Pape — Affirmative Insurance — CFO & EVP
      But in terms of just out of pocket, it’s about 12 to 14.
      Ron Bobman — Capital Returns — Analyst
      Okay. So longer term, in some respects, that’s sort of what we measure against the performance of the—sort of the Accenture switch.
      Mark Pape — Affirmative Insurance — CFO & EVP

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Final Transcript

Nov. 10. 2006 / 11:00AM ET, AFFM — Q3 2006 Affirmative Insurance Holdings Inc. Earnings Conference Call
      I think another way to look at this though is, yes, you’ve got to focus on the expense. But it’s harder to get your arms around the value added by doing this.
      Ron Bobman — Capital Returns — Analyst
      Right.
      Mark Pape — Affirmative Insurance — CFO & EVP
      This is a significant enhancement to our ability to keep our systems up on a more consistent basis. It provides disaster recovery, data recovery, in the event of problems. It provides a much more solid confidence level that business will be up and running 24/7. So what happens on that is it provides much efficient actions by our employees. They don’t have to wait for delays in getting on the Internet or delays getting into our systems. It works—it makes for much better customer interface, so that independent agents and our own retail stores, again, don’t have to wait for downtime. And their processing speed is faster.
So there are a huge amount of intangible benefits that we’re not trying to quantify here for you, but I think you need to start thinking about that, too. This isn’t just a cost savings thing. This is actually a major quality improvement in our service levels.
      Ron Bobman — Capital Returns — Analyst
      No, no. I understand that it obviously should help sort of bind the quote rates and retention, hopefully, and all those things.
      Kevin Callahan — Affirmative Insurance — CEO & Chairman
      In fact, I would just say—this is Kevin. It’s important to note that it’s in fact being done for all of those reasons. It turns out that it will create cost advantage for us as well.
      Ron Bobman — Capital Returns — Analyst
      Got you. Okay. And would you talk a little bit about two other topics? Just sort of rate actions you may be taking in certain markets, if at all, rate actions that you’re seeing from competitors, if at all, in certain markets, and then, thirdly, any pick up from this California electronic enforcement yet, as far as call volume, retention, request for quotes, et cetera. Thanks.
      Sean McPadden — Affirmative Insurance — EVP & President of Underwriting Div.
      Sure. This is Sean. I’ll respond to your last question first. We have seen within our unaffiliated distribution channel—we have programs in California—and we’ve seen an increase in production in October of roughly 20 to 30% over prior periods on a premium basis, application counts being up more significant than that. So, we have seen the beginnings of some benefit in our California portfolio.
From our perspective, from a rate change for—during 2006, we continue to look for opportunities to better segment our product. In general, our product changes have resulted in a net decrease from a rate level perspective. But on an overall aggregate basis, we’re talking about a couple percent overall. Not anything of major significance for our portfolio in all the different states we do business in.
From a market perspective and a competitive environment perspective, the marketplace continues to be very competitive. We are not seeing any trends that would suggest major competitors taking significant rate decreases. We do see activity in some markets that would suggest that it is stabilized. And in fact, we see some increases offsetting some decreases. But in general, we believe that the competitiveness in the marketplace will be around for a while.
      Ron Bobman — Capital Returns — Analyst
      Thanks a lot.

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Final Transcript

Nov. 10. 2006 / 11:00AM ET, AFFM — Q3 2006 Affirmative Insurance Holdings Inc. Earnings Conference Call
Operator
      (Operator Instructions.) And I’m showing no questions. I’ll turn the call back over to the presenters for closing remarks.
      Mark Pape — Affirmative Insurance — CFO & EVP
      Well, thank you, Jean. Thank you all for listening in. We appreciate your interest and we look forward to talking to you on future conference calls. Hope you have a great weekend.
Operator
      Ladies and gentlemen, thank you for joining us on the call. You may now disconnect.

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